Exhibit 3(i)

RESTATED CERTIFICATE OF INCORPORATION

OF

HESKA CORPORATION

HESKA CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of this corporation is Heska Corporation.

SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 27, 1997 and the original name of the corporation was Heska Merger Corporation. A Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 28, 1997. A Certificate of Merger whereby Heska Corporation, a California corporation, was merged with and into this corporation and this corporation’s name was changed to Heska Corporation was filed with the Secretary of State of the State of Delaware on May 29, 1997. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 7, 1997.

THIRD: The Restated Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is HESKA CORPORATION.

ARTICLE II

The registered office of the corporation within the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A. Authorized Stock. This corporation is authorized to issue two classes of shares, to he designated Common Stock and Preferred Stock, respectively. This corporation is authorized to issue seventy-five million (75,000,000) shares of Common Stock, $.00l par value per share, and twenty-five million (25,000,000) shares of preferred Stock, $.00l par value per share.

B. Preferred Stock. The Preferred Stock may be issued in any number nf series, as determined by the Board of Directors. The Board of Directors may by resolution fix the designation and number of shares of any such series, and may determine, alter, or revoke the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series. The Board of Directors may thereafter in the same manner, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding) . In case the number of shares of any series shall be decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject end subordinate to those that may be fixed with respect to eny shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shell have one vote in respect of each share of stock held by such holder of record on the books of the corporation for the election of directors end on all matters submitted to a vote of stockholders of the corporation.

3. Dividends. Subject to the preferential rights of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when end if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Liquidation, Dissolution or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shell be entitled, unless otherwise provided by law or this Restated Certificate of Incorporation, to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V

The corporation is to have perpetual existence.

ARTICLE VI

A. Classified Board. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 1998; that of Class II shall expire at the annual meeting in 1999; and that of Class III shall expire at the annual meeting in 2000t and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders, beginning with the annual meeting of stockholders in 1998, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

B. Changes. The Board of Directors of this corporation, by amendment to the corporation’s bylaws, is expressly authorized to change the number of directors in any or all of the classes of directors without the consent of the stockholders.

C. Elections. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

D. Vote Required to Amend or Repeal. The affirmative vote of the holders of at least sixty-six and two—thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article VI.

ARTICLE VII

A. Special Meetings of Stockholders. Special meetings of the stockholders of the corporation may be called for any purpose or purposes, unless otherwise prescribed by statute or by this Restated Certificate of Incorporation, only at the request of the Chairman of the Board of Directors, the Chief Executive Officer or President of the corporation or by a resolution duly adopted by the affirmative vote of a majority of the Board of Directors.

ARTICLE VIII

A. Amend or Repeal Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation; provided, however, that any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board of Directors) . The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the corporation, provided, however, that in addition to any vote of the holders of any class or series of stock of the corporation required by law, the affirmative vote of the holders of more than fifty percent (50%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of any provisions of the Bylaws of the corporation. Notwithstanding the foregoing sentence, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the amendment or repeal of Article 3.1 of the Bylaws of the corporation.

ARTICLE IX

The books of the corporation may be kept at such place within or without the State of Delaware as the bylaws of the corporation may provide or as may be designated from time to time by the board of directors of the corporation.

ARTICLE X

Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receivers appointed for the corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority, in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

ARTICLE XI

A. Limitation on Liability. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation and its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

B. Indemnification. The corporation is authorized to indemnify the directors and officers of this corporation to the fullest extent permissible under Delaware law.

C. Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss Under the Delaware General Corporation Law.

D. Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article XT shall not adversely affect any right or protection of any director, officer, employee or agent of the corporation existing at the time of such repeal or modification.

ARTTCLE XII

The corporation reserves the right to emend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

** * * *

Four: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of this corporation.

Five: This Restated Certificate of Incorporation was duly adopted by written consent of the stockholders of the corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware end written notice of such action has been given as provided in Section 228.

IN WITNESS THEREOF, Heska Corporation has caused this certificate to be signed by the undersigned officer, thereunto duly authorized, this 24th day of May, 2000.

By:	/s/ Ronald L. Hendrick
Name:	Ronald L. Hendrick
Title:	Executive Vice President and Chief Financial Officer